Exhibit 10.3

CONSOLIDATED GRAPHICS, INC.
ANNUAL INCENTIVE AWARD AGREEMENT

THIS CONSOLIDATED GRAPHICS, INC. ANNUAL INCENTIVE AWARD AGREEMENT (this “Award Agreement”) evidences the designation of                                     (the “Participant”) as a Participant under the Consolidated Graphics, Inc. Annual Incentive Compensation Plan (the “Plan”) subject to the terms, conditions and limitations applicable to an annual incentive award for the Fiscal Year ending March 31, 20      (the “Award”).

1. Definitions.

Unless otherwise defined in this Award Agreement, capitalized terms shall have the meanings assigned to such terms in the Plan. The following terms shall have the meanings assigned to them, as follows:

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Employment Agreement” means the employment agreement, if any, between the Participant and the Company or an Affiliate.

“Payment Date” means the date that is 2 1/2 months following the close of the Performance Period.

“Performance Goals” means the performance criteria established by the Committee pursuant to Section 5 of the Plan and set forth in Appendix A.

“Performance Period” means the Fiscal Year commencing April 1, 20     .

“Plan” means the Consolidated Graphics, Inc. Annual Incentive Compensation Plan (as in effect on the date hereof and as thereafter amended).

2. Effect of Award Agreement.

By signing this Award Agreement, Participant (a) acknowledges receipt of and represents that he has read and is familiar with this Award Agreement; (b) accepts the Award subject to all of the terms and conditions of this Award Agreement; and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee.

3. Conditions Under Which the Award May Be Earned.

(a) General. Except as otherwise provided according to the terms of this Award Agreement, the Employment Agreement or the Plan, Participant’s Award shall be earned upon the satisfaction of the following requirements:

(i)	Participant remains continuously employed until the last day of the Performance Period; and

(ii)	the Committee, in its sole discretion, determines that the applicable Performance Goals set forth in Appendix A hereof are satisfied; and

(iii)	the Plan is approved by shareholders of the Company at the annual meeting of shareholders in 2008.

(b) Termination Prior to the Expiration of the Performance Period. Notwithstanding any provision of this Award Agreement or the Plan to the contrary, in the event that Participant’s employment is terminated (whether by Participant or the Company) before the last day of the Performance Period, the payment of Participant’s Award, if any, shall be made in accordance with the terms of the Employment Agreement. Nothing in this Award Agreement shall preclude the forfeiture of Participant’s Award under circumstances identified in the Employment Agreement.

4. Payment of Awards.

Following a determination by the Committee that the Performance Goals were satisfied during the Performance Period, the Company shall pay to Participant a lump sum cash payment equal to the percentage of the Award that has been earned, as determined by the Committee, in its sole discretion, pursuant to the criteria set forth in Appendix A and the terms and conditions of the Plan and this Award Agreement. Such payment shall occur on the Payment Date.

5. Withholding Taxes.

The Company shall withhold from any payment under Section 4 the amount of any federal, state, local or foreign taxes required by law to be withheld with respect to the settlement of the Award.

6. No Employment Rights.

Nothing in this Award Agreement shall confer upon the Participant any right to continue in the employment of the Company or interfere in any way with any right of the Company to terminate Participant’s employment at any time.

7. Nontransferability of Awards.

Neither this Award Agreement nor any Award subject to this Award Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of Participant or Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award Agreement shall be exercisable during Participant’s lifetime only by Participant or, if necessary, Participant’s guardian or legal representative and, after his lifetime, by his beneficiary or his estate.

8. Amendment.

The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect Participant’s rights under this Award Agreement without the consent of Participant, except to the extent such amendment is reasonably determined by the Committee, in its sole discretion, to be necessary to comply with applicable law or to prevent a detrimental accounting impact. No amendment or addition to this Award Agreement shall be effective unless in writing.

9. Binding Effect.

This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, guardians, legal representatives, successors and assigns.

10. Integration.

The Award Agreement, the Employment Agreement and the Plan constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations or warranties among Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Award Agreement shall survive any settlement of the Award and shall remain in full force and effect.

11. Section 409A Compliance.

This Award Agreement is intended to comply with Section 409A of the Code and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code. If any provision of this Award Agreement (or of any award of compensation, including equity compensation or benefits) would cause Participant to incur any additional tax or interest under Section 409A of the Code and accompanying Treasury regulations and guidance, the Company shall, after consulting with Participant, reform such provision to comply with Section 409A of the Code, to the extent permitted under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Award Agreement effective                             , 20     .

CONSOLIDATED GRAPHICS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

APPENDIX A

[TO BE DETERMINED BY COMPENSATION COMMITTEE]